Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-203445

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 11, 2016)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$500,000,000 Floating Rate Notes due 2019

US$1,000,000,000 1.750% Notes due 2019

US$1,000,000,000 2.625% Notes due 2026

Our US$500,000,000 aggregate principal amount of floating rate notes due 2019 (the “Floating Rate Notes”) will bear interest at a rate equal to Three-Month USD LIBOR (as defined herein) plus 0.70% per annum. Interest on the Floating Rate Notes is payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year. The first interest payment on the Floating Rate Notes will be made on August 26, 2016 in respect of the period from (and including) May 26, 2016 to (but excluding) August 26, 2016. The Floating Rate Notes will mature on May 26, 2019.

Our US$1,000,000,000 aggregate principal amount of notes due 2019 (the “2019 Notes”) will bear interest at a rate of 1.750% per annum, and our US$1,000,000,000 aggregate principal amount of notes due 2026 (the “2026 Notes”, and together with the 2019 Notes, the “Fixed Rate Notes”) will bear interest at a rate of 2.625% per annum. Interest on the Fixed Rate Notes is payable semi-annually in arrears on May 26 and November 26 of each year. The first interest payment on the Fixed Rate Notes will be made on November 26, 2016 in respect of the period from (and including) May 26, 2016 to (but excluding) November 26, 2016. The 2019 Notes will mature on May 26, 2019, and the 2026 Notes will mature on May 26, 2026.

All references to the “Notes” are to the Floating Rate Notes, the 2019 Notes and the 2026 Notes, collectively.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Floating Rate Notes			2019 Notes			2026 Notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public offering price	100.000%	US$	500,000,000	99.866%	US$	998,660,000	99.790%	US$	997,900,000
Underwriting discounts	0.300%	US$	1,500,000	0.300%	US$	3,000,000	0.300%	US$	3,000,000
Proceeds to us, before expenses	99.700%	US$	498,500,000	99.566%	US$	995,660,000	99.490%	US$	994,900,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from (and including) May 26, 2016.

Applications will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about May 26, 2016.

Joint Bookrunners and Lead Managers

BNP PARIBAS
BofA Merrill Lynch
Citigroup
Goldman Sachs International
HSBC
Nomura

Joint Lead Manager

Mirae Asset Daewoo

Co-Manager

KEXIM Asia

Prospectus Supplement Dated May 18, 2016

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “￦” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Unless otherwise indicated, all references to “Floating Rate Notes” contained in this prospectus supplement are to the US$500,000,000 aggregate principal amount of floating rate notes due 2019, all references to “2019 Notes” are to the US$1,000,000,000 aggregate principal amount of 1.750% notes due 2019, all references to “2026 Notes” are to the US$1,000,000,000 aggregate principal amount of 2.625% notes due 2026 and all references to “Fixed Rate Notes” are to the 2019 Notes and the 2026 Notes, collectively. Unless otherwise indicated, all references to the “Notes” are to the Floating Rate Notes, the 2019 Notes and the 2026 Notes, collectively.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our financial information included in this prospectus supplement was prepared under International Financial Reporting Standards as adopted by Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and information are to financial statements and information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated May 11, 2016. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-203445, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$500,000,000 aggregate principal amount of floating rate notes due May 26, 2019 (the “Floating Rate Notes”), US$1,000,000,000 aggregate principal amount of 1.750% notes due May 26, 2019 (the “2019 Notes”) and US$1,000,000,000 aggregate principal amount of 2.625% notes due May 26, 2026 (the “2026 Notes”, and together with the 2019 Notes, the “Fixed Rate Notes”). All references to the “Notes” are to the Floating Rate Notes, the 2019 Notes and the 2026 Notes, collectively.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Floating Rate Notes

The Floating Rate Notes will bear interest for each Interest Period (as defined herein) at a rate equal to Three-Month USD LIBOR plus 0.70% per annum, payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year. The first interest payment on the Floating Rate Notes will be made on August 26, 2016 in respect of the period from (and including) May 26, 2016 to (but excluding) August 26, 2016. Interest on the Notes will accrue from May 26, 2016, and will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Fixed Rate Notes

The 2019 Notes will bear interest at a rate of 1.750% per annum, and the 2026 Notes will bear interest at a rate of 2.625% per annum, in each case payable semi-annually in arrears on May 26 and November 26 of each year. The first interest payment on the Fixed Rate Notes will be made on November 26, 2016 in respect of the period from (and including) May 26, 2016 to (but excluding) November 26, 2016. Interest on the Fixed Rate Notes will accrue from May 26, 2016, and will be computed based on a 360-day year consisting of twelve 30-day months.

See “Description of the Notes—Payment of Principal and Interest.”

Listing

Applications will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. The Notes will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies), for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require. Accordingly, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

Form and settlement

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about May 26, 2016, which we expect will be the sixth business day following the date of this prospectus supplement, referred to as “T+6.” You should note that initial trading of the Notes may be affected by the T+6 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated May 11, 2016. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Our financial information as of and for the three months ended March 31, 2016 and 2015 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of March 31, 2016, we had ￦75,335 billion of outstanding loans, including ￦39,435 billion of outstanding export credits, ￦26,319 billion of outstanding overseas investment credits and ￦4,066 billion of outstanding import credits as compared to ￦69,412 billion of outstanding loans, including ￦38,196 billion of outstanding export credits, ￦25,641 billion of outstanding overseas investment credits and ￦3,783 billion of outstanding import credits as of December 31, 2015.

Capitalization

As of March 31, 2016, our authorized capital was ￦15,000 billion and our capitalization was as follows:

	March 31, 2016(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4)(5):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		5,416
Export-Import Financing Debentures		42,646

Total Long-term Debt	￦	48,062

Capital and Reserves:
Paid-in Capital(6)	￦	8,878
Retained Earnings		2,035
Legal Reserve		329
Voluntary Reserve		1,694
Unappropriated Retained Earnings		12
Other Components of Equity		158

Total Capital and Reserve	￦	11,071

Total Capitalization	￦	59,133

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since March 31, 2016.
(2)	Consists of borrowings and debentures with maturities of more than a year remaining.
(3)	We have translated borrowings in foreign currencies as of March 31, 2016 into Won at the rate of ￦1,153.5 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on March 31, 2016.
(4)	As of March 31, 2016, we had contingent liabilities totaling ￦65,783 billion, which consisted of ￦56,138 billion under outstanding guarantees and acceptances and ￦9,645 billion under contingent guarantees and acceptances issued on behalf of our clients.
(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of March 31, 2016, authorized ordinary share capital was ￦15,000 billion and issued fully-paid ordinary share capital was ￦8,878 billion.

Selected Financial Statement Data

The following tables present selected separate financial information as of March 31, 2016 and December 31, 2015 and for the three months ended March 31, 2016 and 2015, which has been derived from our unaudited separate internal management accounts as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 prepared in accordance with Korean IFRS.

	Three Months Ended March 31,
	2016		2015
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	532	￦	439
Total Interest Expenses		328		312
Net Interest Income (Expenses)		204		127
Operating Income		2,847		1,981
Operating Expenses		2,834		1,906
Income (Loss) before Income Taxes		16		80
Income Tax Benefit (Expense)		4		19
Net Income (Loss)		12		61

	As of March 31, 2016 (unaudited)		As of December 31, 2015 (audited)
	(billions of Won)
Balance Sheet Data
Total Loan Credits(1)	￦	75,335	￦	69,412
Total Borrowings(2)		71,168		65,197
Total Assets		87,101		81,890
Total Liabilities		76,030		70,864
Total Shareholders’ Equity		11,071		11,026

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.

For the three months ended March 31, 2016, we had net income of ￦12 billion compared to net income of ￦61 billion for the three months ended March 31, 2015.

The principal factors for the decrease in net income for the three months ended March 31, 2016 compared to the three months ended March 31, 2015 included:

•

an increase in provision for financial guarantee contracts to ￦92 billion in the three months ended March 31, 2016 from ￦2 billion in the corresponding period of 2015, primarily due to an increase in guarantees; and

•

an increase in provision for loan losses to ￦225 billion in the three months ended March 31, 2016 from ￦148 billion in the corresponding period of 2015, primarily due to an increase in non-performing loans.

The above factors were partially offset by an increase in net interest income to ￦204 billion in the three months ended March 31, 2016 from ￦127 billion in the corresponding period of 2015, primarily due to a decrease in funding cost.

As of March 31, 2016, our total assets increased by 6% to ￦87,101 billion from ￦81,890 billion as of December 31, 2015, primarily due to a 9% increase in Loan Credits to ￦75,335 billion as of March 31, 2016 from ￦69,412 billion as of December 31, 2015.

As of March 31, 2016, our total liabilities increased by 7% to ￦76,030 billion from ￦70,864 billion as of December 31, 2015. The increase in liabilities was primarily due to an 8% increase in debentures to ￦57,601 billion as of March 31, 2016 from ￦53,240 billion as of December 31, 2015.

The increase in assets and liabilities was primarily due to the increase in the volume of loans and debt, respectively. The appreciation of the Won against the U.S. dollar as of March 31, 2016 compared to December 31, 2015 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt (including significant percentages in U.S. dollars).

As of March 31, 2016, our total shareholders’ equity increased to ￦11,071 billion from ￦11,026 billion as of December 31, 2015, primarily due to an increase in gain on valuation of available-for-sale securities to ￦155 billion from ￦116 billion as of December 31, 2015.

Capital Adequacy

Based on preliminary data, as of March 31, 2016, our capital adequacy ratio, on a consolidated basis, was 9.9%, a decrease from 10.0% as of December 31, 2015, which was primarily due to an increase in risk adjusted assets and a decrease in total capital.

The following table sets forth our capital base and capital adequacy ratios reported as of March 31, 2016:

As of March 31, 2016(1)
(millions of Won, except for percentages) (consolidated)
Tier I	￦ 10,504,299
Paid-in Capital	8,878,055
Retained Earnings	1,493,487
Accumulated other comprehensive income	162,739
Others	2,927
Deductions from Tier I Capital	(32,909)
Capital Adjustments	—
Deferred Tax Asset	—
Others	(32,909)
Tier II (General Loan Loss Reserves)	1,299,639
Total Capital	11,803,938
Risk Adjusted Assets	119,344,492
Capital Adequacy Ratios
Tier I common equity	8.8%
Tier I	8.8%
Tier I and Tier II	9.9%

(1)	Preliminary.

Source: Internal accounting records.

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first quarter of 2016 was 2.7% at chained 2010 year prices, as aggregate private and general government consumption expenditures increased by 2.6%, gross domestic fixed capital formation increased by 3.1% and exports of goods and services increased by 0.1%, each compared with the corresponding period of 2015.

Prices, Wages and Employment

The inflation rate was 1.0% in the first quarter of 2016. The unemployment rate was 4.3% in the first quarter of 2016.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 1,968.1 on May 17, 2016.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,178.6 to US$1.00 on May 17, 2016.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$24.1 billion in the first quarter of 2016. The current account surplus in the first quarter of 2016 increased from the current account surplus of US$22.4 billion in the corresponding period of 2015, primarily due to an increase in surplus from the goods account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$22.0 billion in the first quarter of 2016. Exports decreased by 13.3% to US$115.6 billion and imports decreased by 16.3% to US$93.6 billion from US$133.4 billion of exports and US$111.8 billion of imports, respectively, in the corresponding period of 2015.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$372.5 billion as of April 30, 2016.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-203445.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

Floating Rate Notes

The Floating Rate Notes are initially limited to US$500,000,000 aggregate principal amount. The Floating Rate Notes will mature on May 26, 2019 (the “Floating Rate Notes Maturity Date”). The Floating Rate Notes will bear interest for each Interest Period (as defined below) at the rate equal to Three-Month USD LIBOR plus 0.70% per annum, payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year (each a “Floating Rate Notes Interest Payment Date”). The first interest payment on the Floating Rate Notes will be made on August 26, 2016 in respect of the period from (and including) May 26, 2016 to (but excluding) August 26, 2016. Interest on the Floating Rate Notes will accrue from May 26, 2016. If any Floating Rate Notes Interest Payment Date or the Floating Rate Notes Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day (except that if such next business day is in the next calendar month, then that Floating Rate Notes Interest Payment Date or the Floating Rate Notes Maturity Date will be the immediately preceding day that is a business day), with the same force and effect as if made on the Floating Rate Notes Interest Payment Date or the Floating Rate Notes Maturity Date (as the case may be). The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Floating Rate Note at the close of business on the fifteenth day (whether or not a business day) preceding an Interest Payment Date for such Floating Rate Note. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Interest Period (as defined herein) divided by 360. We will make principal and interest payments on the Floating Rate Notes in immediately available funds in U.S. dollars.

The term “Three-Month USD LIBOR” means, with respect to any Interest Determination Date (as defined below):

(a) the rate for three-month deposits in United States dollars commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, that appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b) if no rate appears on the particular Interest Determination Date on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent (as defined below) as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Reuters Page LIBOR01” means the display on Reuters (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the ICE Benchmark Administration Limited or any successor thereof as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from (and including) May 26, 2016 to (but excluding) the first Floating Rate Notes Interest Payment Date and each successive period from (and including) a Floating Rate Notes Interest Payment Date to (but excluding) the next Floating Rate Notes Interest Payment Date.

The Bank of New York Mellon will serve as the “Calculation Agent” for the Floating Rate Notes. In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described below under “—Notices”. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

Fixed Rate Notes

The 2019 Notes are initially limited to US$1,000,000,000 aggregate principal amount, and the 2026 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2019 Notes will mature on May 26, 2019 (the “2019 Notes Maturity Date”), and the 2026 Notes will mature on May 26, 2026 (the “2026 Notes Maturity Date”, and together with the 2019 Notes Maturity Date, the “Fixed Rate Notes Maturity Dates”). The 2019 Notes will bear interest at a rate of 1.750% per annum, and the 2026 Notes will bear interest at a rate of 2.625% per annum, in each case payable semi-annually in arrears on May 26 and November 26 of each year

(each a “Fixed Rate Notes Interest Payment Date”). The first interest payment on the Fixed Rate Notes will be made on November 26, 2016 in respect of the period from (and including) May 26, 2016 to (but excluding) November 26, 2016.

Interest on the Fixed Rate Notes will accrue from May 26, 2016. If any Fixed Rate Notes Interest Payment Date or any Fixed Rate Notes Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Fixed Rate Notes Interest Payment Date or the Fixed Rate Notes Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Fixed Rate Note at the close of business on the fifteenth day (whether or not a business day) preceding such Fixed Rate Interest Payment Date. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Fixed Rate Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus, we will appoint and maintain a paying agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required). In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of Korean tax considerations that may be relevant to you if you invest in the Notes, please refer to the section “Taxation—Korean Taxation” in the accompanying prospectus as supplemented below.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea or had resided in Korea continuously for at least 183 days immediately prior to the death, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled or whether you have resided in Korea continuously for at least 183 days immediately prior to the death when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where the donee or you are domiciled or whether the donee or you have resided in Korea continuously for at least 183 days immediately prior to the gift or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, debt securities issued by Korean companies are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability.

For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated May 18, 2016 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of Floating Rate Notes		Principal Amount of 2019 Notes		Principal Amount of 2026 Notes
BNP Paribas	US$	81,166,000	US$	164,445,000	US$	157,444,000
Citigroup Global Markets Inc.		81,166,000		164,445,000		157,444,000
Goldman Sachs International		81,166,000		164,445,000		157,444,000
The Hongkong and Shanghai Banking Corporation Limited		81,166,000		164,445,000		157,444,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		81,166,000		164,445,000		157,444,000
Nomura International plc		81,166,000		164,445,000		157,444,000
Mirae Asset Daewoo		13,004,000		13,330,000		55,336,000
KEXIM Asia Limited		—		—		—

	US$	500,000,000	US$	1,000,000,000	US$	1,000,000,000

KEXIM Asia Limited, one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any Notes of a series, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on behalf of us in such jurisdiction.

Each of the Floating Rate Notes, the 2019 Notes and the 2026 Notes are a new class of securities with no established trading market. Applications will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting on its behalf, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds from our Floating Rate Notes is US$498,500,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the Floating Rate Notes offering are estimated to be US$60,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Floating Rate Notes.

The amount of net proceeds from our 2019 Notes is US$995,660,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2019 Notes offering are estimated to be US$70,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2019 Notes.

The amount of net proceeds from our 2026 Notes is US$994,900,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2026 Notes offering are estimated to be US$70,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2026 Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about May 26, 2016, which we expect will be the sixth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next two succeeding business days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of, the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

that securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Shin & Kim.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 111235-0000158. Our authorized share capital is ￦15,000 billion. As of March 31, 2016, our paid-in capital was ￦8,878 billion.

Our board of directors can be reached at the address of our registered office: c/o 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on May 17, 2016. On May 13, 2016, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	CUSIP	ISIN
Floating Rate Notes	302154 CA5	US302154CA59
2019 Notes	302154 CB3	US302154CB33
2026 Notes	302154 CC1	US302154CC16

HEAD OFFICE OF THE BANK

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
8th Floor, State Tower Namsan, 100 Toegye-ro, Jung-gu, Seoul 04631 Korea	c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

c/o 18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

152 Tehran-ro, Gangnam-gu

Seoul 06236

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542